DATE:             10/08/97

TO:               All Media

FROM:             Kevin L. Wedmore
                  Standard Management Corporation
                  Indianapolis, IN 46240
                  Phone: 317-574-5221

                  Fred Lick
                  Central Reserve Life Corporation
                  Strongsville, OH
                  Phone: 1-800-321-3997

SUBJECT:          SMC/Central Reserve sign letter of intent



                   STANDARD MANAGEMENT CORPORATION, CENTRAL
                 RESERVE LIFE CORPORATION SIGN LETTER OF INTENT

Standard Management Corporation ("SMC" or the "Company"; NASDAQ: SMAN) (Indianapolis, IN) and Central Reserve Life Corporation, ("CRLC" or "Central Reserve"; NASDAQ: CRLC) (Strongsville, OH) announced today that they had signed a letter of intent and were engaged in discussions for a proposed merger under which SMC would acquire all the outstanding shares of CRLC common stock.

Under the terms of the proposed merger, SMC would acquire all outstanding shares of Central Reserve through a tax-free exchange and merge CRLC into a wholly owned subsidiary of SMC. The proposed exchange ratio would be $7.00 in value of SMC common stock for each outstanding share of CRLC common stock. The proposed merger is subject to various conditions including approval by SMC's lenders, execution of a definitive agreement, regulatory approval and approval of the merger by the boards of directors and shareholders of both SMC and CRLC. There can be no assurance that all conditions will be satisfied to complete a proposed merger.

Ronald D. Hunter, SMC Chairman, stated, "This proposed merger supports SMC's strategic plan of growing both internally through the sale and distribution of uniquely qualified products and externally by being a part of the consolidation of the financial services industry through acquisition. The proposed transaction reflects our continued commitment to long-term shareholder value, with the Company seeking acquisitions and alliances that meet our objectives of developing and expanding niche markets in the insurance industry."

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Central Reserve Chairman Fred Lick added, "As a member of the Standard Group of
Companies, this proposed strategic alliance would allow us to continue our mission to become a leader in the small group/employee benefit marketplace. We believe that Central Reserve exhibits a strong allegiance with its field force, which would become an important part of the Standard team under the proposed merger."

Standard Management Corporation markets life insurance, annuities, specialized health insurance (via its Critical Choice policy) and unit-linked life assurance policies both domestically and worldwide through its four subsidiaries and a base of approximately 8,000 licensed agents. Products are distributed through individual sales and worksite marketing programs. The Company is licensed to conduct business in 48 states.

Central Reserve Life sells life insurance, annuities, short-term major medical, long-term disability and small employer group health polices through a base of approximately 15,000 agents. CRL is licensed to conduct business in 34 states.

SMC reported total assets of $628 million at December 31, 1996. For the year ended December 31, 1996, SMC reported total revenues of $40.3 million and total earnings of $4.3 million, or $.93 per share. For the first six months of 1997, SMC reported revenues of $23.3 million and earnings of $1.3 million, or $.25 per share. Total assets had climbed to $654 million at June 30, 1997.

Central Reserve has approximately $119 million in total assets. For the year ending December 31, 1996, CRLC reported revenues of $265 million and a loss of ($9.3) million, or ($2.20) per share. For the six months ended June 30, 1997, CRLC reported revenues of $135 million and a loss of ($5.4) million or ($1.26) per share.

SMC is an international financial services holding company headquartered in Indianapolis, IN. The Company operates two insurance companies in the U.S. and two companies overseas. Its assets have climbed from $198 million in December 1992 to over $654 million at June 30, 1997. The Company expects assets to exceed $750 million following the completion of its acquisition of Savers Life Insurance Company of Winston-Salem, NC, expected to close in late October 1997.

Central Reserve Life Corporation, through its Ohio-domiciled life insurance company, Central Reserve Life Insurance Company, specializes in meeting the insurance needs of small to mid-size businesses and individuals. Among the products CRL offers are life insurance, annuities, accident and health insurance, short-term major medical and long-term disability.

Standard Management Corporation's common stock is traded on the NASDAQ National Market System under the symbol SMAN. Central Reserve Life Corporation's common stock is traded on the NASDAQ National Market System under the symbol CRLC.


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[Standard Management Corporation Logo]
         STANDARD
         MANAGEMENT
         CORPORATION                                         Ronald D. Hunter
                                                             Chairman and C.E.O.

October 7, 1997                                         VIA FACSIMILE
                                                        (216) 572-4500
Board of Directors
Central Reserve Life Corporation
CRL Plaza
17800 Royalton Road
Strongsville, OH 44136

Gentlemen:

         This letter of intent (the "Letter of Intent") sets forth the terms upon which Standard Management Corporation, an Indiana corporation ("SMC") would acquire all of the outstanding capital stock of Central Reserve Life Corporation ("CRL") owned by its shareholders. CRL shall collectively refer to Central Reserve Life Corporation and Central Reserve Life Insurance Company. Such terms are as follows:

         1. TERMS OF MERGER. After receipt of all required regulatory approvals, a wholly-owned subsidiary of SMC ("Sub"), would undertake a Merger (the "Merger"), pursuant to which each share of CRL Common Stock ("CRL Common Stock") issued and outstanding immediately prior to the Merger would receive $7.00 (the "Share Value") in value of shares of SMC Common Stock ("SMC Common Stock"), the number of such shares (the "Conversion Number") to be rounded to the nearest thousandth of a share, determined by dividing $7.00 by the average of the closing trading prices as reported by the NASDAQ National Market (the "Average Closing Price") of SMC Common Stock for the ten (10) consecutive trading days ending on the fifth calendar day prior to the earlier of the SMC Stockholders Meeting or the CRL Stockholders Meeting, (the "Purchase Price").

         2. COLLAR. If the Average Closing Price shall be less than or equal to $6.50, the Conversion Number shall be 1.0769. If the Average Closing Price shall be greater than or equal to $8.50, the Conversion Number shall be .8235.

         3. CONVERSION OF CRL STOCK OPTIONS. Each CRL Stock Option which is outstanding at the time of the Merger, would be converted to options convertible into SMC Common Stock on an equivalent basis to the Conversion Number.


         4. DEFINITIVE AGREEMENT. After the execution of this Letter of Intent, CRL and SMC will enter into the negotiation of a Definitive Merger Agreement (the "Merger Agreement"), which will provide for a transaction structured so as to assure that SMC Common Stock would be received by the shareholders of CRL on a tax deferred basis. The Merger Agreement will contain usual and customary representations and warranties with respect both to CRL and SMC including representations and warranties relating to, among other matters; (i) due


         900 Keystone Crossing Indianapolis, Indiana 46240 317-574-6213
                               (Fax) 317-574-6278

Board of Directors
Central Reserve Life Corporation
October 7, 1997
Page 2


organization and existence, qualification as a foreign corporation and capitalization, (ii) due authorization of the Merger, (iii) accuracy of financial statements, including, without limitation, a representation and warranty as to the absence of material undisclosed liabilities and the accuracy in material respects of CRL's and SMC's statutory and GAAP balance sheets as of December 31, 1996 and September 30, 1997 and the results of operations and cash flows for each of the three (3) years and nine (9) months preceding such dates,
(iv) absence of material undisclosed liabilities, (v) title to properties, (vi) pending or threatened litigation and administrative proceedings, (vii) status of contracts, agreements, leases or other commitments, (viii) tax liabilities, (ix) adequacy of insurance, (x) employee benefit matters, (xi) compliance with applicable laws and regulations.

         Execution and delivery of the definitive Merger Agreement (in the case of clauses (b), (c), (d), (j) and (k) below) and consummation of the Merger (in the case of the remaining clauses) will be subject to the satisfaction of the following conditions:

                 (a) Negotiation of mutually acceptable definitive documentation in the form of a Merger Agreement and related documents and schedules thereto.

                 (b) Confirmation by SMC or its duly appointed agents, accountants, attorneys and representatives as to certain aspects of the business, financial condition and affairs of CRL and its subsidiaries.

                 (c) SMC's lenders shall have consented to the Merger and shall have agreed to loan to SMC the sum of $15,000,000 upon terms and conditions satisfactory to SMC.

                 (d) The respective Boards of Directors of SMC and CRL shall have approved the Merger.

                 (e) The respective shareholders of SMC and CRL shall have approved the Merger.

                 (f) All required regulatory approvals of the Merger shall have been obtained and become final and binding, including the filing by SMC within thirty (30) business days after execution of the Merger Agreement, of a Form A with and receipt of approval from the State of Ohio Department of Insurance and other appropriate regulatory authorities.

                 (g) Since the date of the definitive Merger Agreement, there shall not have occurred any material adverse change in the business, assets, operations or financial condition of CRL or SMC, respectively.

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Board of Directors
Central Reserve Life Corporation
October 7, 1997
Page 3



                 (h) Central Reserve Life Insurance Company ("Central") shall have adjusted minimum statutory capital and surplus ("SAP Adjusted Capital and Surplus") at December 31, 1997 equal to at least 93% of the September 30, 1997 balances which shall in no event be less than $13,000,000. In the event the SAP Adjusted Capital and Surplus of Central (exclusive of mutually agreed adjustments) shall be less than 93% of the September 30, 1997 SAP Adjusted Capital and Surplus, the Share Value shall be reduced by $.05 for every $200,000 reduction in September 30, 1997 SAP Adjusted Capital and Surplus. If the Share Value adjustment is greater than 2.14%, then SMC may elect to terminate the Merger.

                 (i) There shall be no uncured defaults on any debt of CRL or any subsidiary at the closing, except for such indebtedness which is to be repaid at closing.

                 (j) SMC shall have received a fairness opinion from an investment banker in form and substance satisfactory to SMC.

                 (k) CRL shall have received a fairness opinion from an investment banker in form and substance satisfactory to CRL.

         The Merger Agreement shall contain other mutually agreeable terms including customary conditions and covenants.

         5. OPERATIONS. Central Reserve Life Insurance Company operations and home office would remain at Strongsville, Ohio.

         6. EXPENSES. CRL and SMC will each pay its own expenses incident to the transactions contemplated hereby.

         7. ACCESS AND CONFIDENTIALITY. SMC shall have such access to the books and records of CRL and other information pertaining to the business and assets of CRL necessary in connection with the proposed transaction, it being agreed that SMC will hold all such information in confidence and will not disclose the same except to persons participating in this transaction, including actuaries, attorneys and accountants, or to potential investors and lenders, except that nothing herein shall prevent disclosure or use of any information as may be required by applicable law or that is at the date hereof or hereafter becomes public other than by reason of a breach of the obligations under this paragraph.


         8. EXPIRATION. This Proposal shall expire automatically at 8:00 P.M., Eastern Standard Time, October 7, 1997, if not accepted by CRL with written notification to SMC.

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Board of Directors
Central Reserve Life Corporation
October 7, 1997
Page 4


         9. BREAK-UP FEE. The definitive Merger Agreement shall provide for a customary break-up fee of $500,000.

         10. NATURE Of OBLIGATIONS. It is understood that this is merely a Letter of Intent subject to the execution by CRL and SMC of a definitive Merger Agreement and, except for the provisions of paragraphs 6, 7, 8, 10, 11 and 12 above, which shall be binding upon and inure to the benefit of CRL and SMC and their respective successors and assigns, does not constitute a binding obligation on either CRL or SMC.

         Notwithstanding the foregoing, this Letter of Intent is intended to evidence the preliminary understandings which we have reached regarding the proposed transaction and our mutual intent to negotiate in good faith to enter into a definitive Merger Agreement in accordance with the terms contained herein.

         11. PUBLICITY. SMC and CRL agree that press releases and other announcements to be made by any of them with respect to, or any other disclosure to a third party of the terms of, the transactions contemplated hereby shall be subject to prior mutual agreement.

         12. GOVERNING LAW. The Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of Ohio.

         The parties hereto now execute this Proposal by affixing their signatures as follows:


                 "CRL"                               "SMC"
                 -----                               -----


Central Life Insurance Corporation         Standard Management Corporation

By: /s/ Fred Lick, Jr.                     By: /s/ Ronald D. Hunter
    --------------------------                 --------------------------
        Fred Lick, Jr.                             Ronald D. Hunter
        Chairman                                   Chairman

Dated: October 7, 1997                     Dated: October 7, 1997
       -----------------------                    -----------------------